Ambassador L. Paul Bremer III Named Chairman of the Board,
Splinternet Holdings, Inc.

Counsels Defentect Threat Awareness Unit of Splinternet Holdings, Inc.

Norwalk, CT - October 15, 2008 - Ambassador L. Paul Bremer III has been named Chairman of the Board of Splinternet Holdings, Inc. (OTC BB: SLNH.OB), a threat awareness and IP radiation detection firm operating as Defentect.

Recognized as one of the world’s leading experts on crisis management, counterterrorism and homeland security, Ambassador Bremer brings considerable international experience to Splinternet. As Chairman, Bremer will oversee development of the company’s strategic objectives, identification of new markets and the execution of corporate initiatives.

Ambassador Bremer has had a unique blend of experience in government and the private sector. His service as an American diplomat spanned eight Presidents. During that time, he was Special Assistant or Executive Assistant to six Secretaries of State. His overseas assignments included service at the Embassies in Afghanistan, Malawi and Norway.

President Reagan named him Ambassador to the Netherlands in 1983 where he served for three years. Ambassador Bremer was Ambassador at Large for Counter Terrorism in the second Reagan Administration, charged with formulating and implementing the nation’s counter-terrorism policies. In May 2003, President Bush appointed Bremer Presidential Envoy to Iraq where he remained until June 2004.

Ambassador Bremer’s mission to Iraq marked his return to government after a 14 year career in business. Prior to his assignment to Iraq, Ambassador Bremer had been Chairman and Chief Executive Officer of Marsh Crisis Consulting Company. From 1989 to 2000, he was Managing Director of Kissinger Associates, a strategic consulting firm headed by former Secretary of State, Henry Kissinger. During this period, Ambassador Bremer served as a director of a number of American and international corporations and on the board of several not-for-profit organizations.

In September 1999, the Speaker of the House of Representatives appointed him Chairman of the bipartisan National Commission on Terrorism. In June 2002, President Bush appointed Ambassador Bremer to the President’s Homeland Security Advisory Council. He also participated in the National Academy of Science Commission examining the role of science and technology in countering terrorism. He chaired a Heritage Foundation study, “Defending the Homeland,” and participated in studies leading to the establishment of the Department of Homeland Security.

Ambassador Bremer has received numerous awards for his public service including the Presidential Medal of Freedom, the Department of Defense Award for Distinguished Public Service, the State Department Superior Honor Award, two Presidential Meritorious Service Awards and the Distinguished Honor Award from the Secretary of State.

“Ambassador Bremer brings his achievements as one of the foremost experts in the world on counterterrorism and internal security to Splinternet, and we are honored to have him as our Chairman,” said James C. Ackerly, CEO of Splinternet.

Ambassador Bremer is the Founder and President of the Lincoln/Douglass Scholarship Foundation, a Washington-based non-profit organization that provides high school scholarships to inner city youths. He serves on the Board of Catholic Charities of Washington.

Ambassador Bremer received his B.A. from Yale University, a CEP from the Institut D’Etudes Politiques of the University of Paris, and an MBA from Harvard Graduate School of Business Administration. He has an Honorary Doctor of Law degree from Ave Maria University. His languages are French, Dutch, and Norwegian.

About Splinternet Holdings, Inc.

Splinternet Holdings, Inc., headquartered in Norwalk, CT, is an intelligent threat awareness firm that develops and markets IP radiation detection systems. Defentect, a business unit of Splinternet, is committed to the discovery and deployment of advanced technologies for physical and homeland security. (OTC BB: SLNH.OB) www.splinter.net www.defentect.com

Contacts:

Laura Wessner/VP Corporate Development
Splinternet Holdings, Inc. /
Defentect
203-354-9164
lw@splinter.net